UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Telephone and Data Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, If other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a 6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0 11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

EXPLANATORY NOTE

The purpose of this Schedule 14A is to file the transcript of the Telephone and Data Systems, Inc. (“TDS”) first quarter 2014 earnings conference call on May 2, 2014, for use on and after May 5, 2014.

IMPORTANT INFORMATION:  TDS and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of TDS in connection with the TDS 2014 annual meeting of shareholders.  Information regarding TDS directors and executive officers and other participants that may be soliciting proxies on behalf of the TDS board of directors and their respective interests in TDS by security holdings or otherwise is set forth in TDS’s definitive proxy statement relating to its 2014 annual meeting, as filed with the Securities and Exchange Commission (“SEC”) on April 18, 2014.  The 2014 proxy statement, other solicitation material and other reports that TDS files with the SEC, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov  or from TDS as provided on its website at www.teldta.com.  TDS SHAREHOLDERS ARE ADVISED TO READ CAREFULLY THE PROXY STATEMENT AND OTHER SOLICITATION MATERIAL FILED BY TDS IN CONNECTION WITH THE TDS 2014 ANNUAL MEETING OF SHAREHOLDERS BEFORE MAKING ANY VOTING DECISION BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ELECTION OF DIRECTORS OF TDS.

The registrant is filing the below written material for use on and after May 5, 2014:

May 2, 2014 / 9:30AM, TDS – Q1 2014 Telephone Data Earnings Conference Call

FINALTRANSCRIPT

Company Participants

Jane McCahon - VP of Corporate Relations

Douglas Shuma - SVP and Controller

Ken Meyers - President and CEO

Steve Campbell - EVP of Finance and CFO of TDS Telecom

Vicki Villacrez - VP of Finance and CFO of TDS Telecom

Other Participants

Dan Rodriguez - Morgan Stanley

Phil Cusick - JPMorgan

Sergey Dluzhevskiy - Gabelli & Company

Ric Prentiss - Raymond James

MANAGEMENT DISCUSSION SECTION

Operator

Greetings, and welcome to the TDS and U.S. Cellular's First Quarter 2014 Operating Results Conference Call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator Instructions) As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Jane McCahon. Thank you, you may begin.

Jane McCahon

Thank you, Kevin and good morning everyone, thanks for joining us. I want to make you all aware of the presentation we’ve prepared to accompany our comments this morning, which you can find on the Investor Relations section of the TDS and U.S. Cellular websites.

With me today and offering prepared comments are from TDS, Douglas Shuma, Senior Vice President and Controller; from U.S. Cellular Ken Meyers, President and Chief Executive Officer; Steve Campbell, Executive Vice President and Chief Financial Officer; and from TDS Telecom, Vicki Villacrez, Vice President of Finance and Chief Financial Officer.

This call is being simultaneously webcast on the Investor Relations sections of the TDS and U.S. Cellular websites. Please see the web sites for slides referred to on the call including non-GAAP reconciliations.

The information set forth in the presentation and discussed during this call contains statements about expected future results and future events and financial results that are forward-looking and subject to risks and uncertainties. Please review the Safe Harbor paragraph in our release and the more extended version included in our SEC filings.

Shortly after we released our earnings, and before the call, TDS and U.S. Cellular filed SEC Form 8-K including the press releases as well as the SEC Form 10-Q. We invite you to join us or listen to the webcast of our annual meetings. U.S. Cellular’s meeting is on May 20th and TDS' on May 22nd. We also ask that our shareholders support our extremely qualified fleet of directors, director nominees, both at TDS and U.S. Cellular.

And please keep in mind that TDS has an open door policy, so if you are in the Chicago area and would like to meet with members of management, the IR team will try to accommodate you if calendars permit it.

Before we turn the call over to Ken Meyer, Douglas Shuma will spend a few moments on the TDS enterprise level. Doug.

Douglas Shuma

Thanks Jane. Turning to Slide 3, TDS continued to execute on a share repurchase authorization, purchasing nearly $4 million of shares this quarter. Given we’re in our earnings black out until the end of February, this represents only about one month of active repurchase. This is in addition to our nearly $15 million quarterly dividend.

As we have already announced, U.S. Cellular has sold over $400 million of non-strategic spectrum. We have said that this represented about 75% of the licenses we identified as non-core that was related to our divestiture markets. Given the significant current valuation of spectrum, U.S. Cellular is continuing to evaluate additional spectrum outside of its operating footprint that could possibly monetize beyond their remaining 25%.

Lastly, we continue to move forward on the sale of non-core towers and hope to complete a sale this year. As we have said, we want to complete this transaction before we consider the sale of any non-core towers.

Now I will turn the call over to Ken.

Ken Meyers

Thanks Doug and good morning. I’d like to talk to you this morning about the progress we’re making against the 2014 strategic priorities that we set forth on the last call. As we discussed and as shown on Slide 6, driving subscriber growth is our top priority. This is a function of both increasing growth ads and managing churns. We are having real success attracting new customers to U.S. Cellular. Core postpaid growth additions for their first quarter increased 12% over last year despite a slower March.

Competitively it was an intense quarter, we ran some aggressive promotions as you can see in our loss of equipment, but these results give us confidence that device portfolio and service plans will enable us to compete in our footprint. In fact at this time last year before the introduction of the iPhone our detections research told us that device selection was the second most important reason given when customers left us.

With the iPhone and other iconic 4G devices now in the portfolio, a percentage of customer citing device selection has a reason that they leave us has dropped, 75%. While the sales team had success filling the top of the bundle, other parts of the organization were intensely focused on addressing churn, and we are making progress. Voluntary churn looks to have peaked in the fourth quarter. Customer service levels are now actually above the levels experienced before we started the billing conversion. While billing constraints still remain with some customers, voluntary churn so above the levels of a year ago has dropped significantly, has expected to continued to improve.

As we discussed in our year end call, involuntary churn customers we are shutting off for not paying their bills increased late in 2013 and early in 2014. But as Steve will discuss, it has recently started to move back toward more normalized levels. In the aftermath of the billing implementation, we have been extending payment terms to allow time for customers to clear up any questions about their bills, but we are now starting to catch up on those non-payers. But we believe that we’ve worked through the majority of the collections backlog and we have begun to see involuntary churn and thus total churn improved.

Improved churn combined with the success we’re having to attracting new customers will allow us to stabilize and then begin to grow our customer base again. In addition to improved customer service levels, we have also made significant progress improving all operational aspects of the billing system, though more work still continues. The key is making that work invisible to our customers.

As previously discussed and shown on Slide 7, our value proposition revolves around the network. The quality of our network is core to our strategy and we’re continuing to invest in rolling out 4G LTE to more and more of our network to allow us to deliver the data products and services liked shared data plans and connected devices that our customers want. Notwithstanding our loss in customers over recent quarters, the number of smartphone users on our network has actually grown. In fact on a year-over-year basis we have 16% more smartphone users at the end of the quarter.

Another facet of our strategy is to really leverage our local market presence and knowledge to create a differentiated experience for our customers. We’re working to make U.S. Cellular even more relevant to wireless consumers and businesses to Wisconsin, Iowa, Maine and Nebraska for example. One small manifestation of this is some new advertising that is customized market by market to drive our local network quality message.

We’re confident that all of these components together with a network at the core, will make the U.S. Cellular proposition resonate with our current customers and be attractive to new customers.

Looking to Slide 8, in order to improve margins overtime, we must turn around our subscriber results, we also must drive additional revenue growth on top of that. Getting the iPhone and other 4G devices to our smartphone portfolio has accelerated smartphone penetration, now at 53%. Our shared connect data plans are being well received by our customers and should allow us to capitalize on skyrocketing data consumption. Connected devices provide an opportunity to increase data usage and thus revenue per count without significant subsidies.

All of these activities are translating into additional data usage and average revenue per unit, with core postpaid ARPU up 6% over last year, despite the recently volatile pricing environment. We’ll continue to adjust the pricing environment to ensure our customers get not only the best network experience in all of our markets but also receive a very competitive value.

And finally Slide 9, we will look to offset the increase in subsidy amounts caused by the costly 4G devices through programs such as the recently introduced device installment plans. All in all we believe we believe we have all the pieces in place to stabilize and then begin to grow our customer base in 2014. As expected, headwinds related to the 4G smartphone subsidies including the full year impact of the iPhone will impact profitability. Part of the impact though on free cash flow will be mitigated by lower capital spending as our build out of 4G LTE nears completion.

Before I turn the call over to Steve, I’d like to share our current thinking on providing guidance for revenues and profitability for 2014. We continue to navigate significant factors that affected our ability to forecast with confidence, including the unprecedented number of pricing moves that have occurred so far this year.

Looking ahead, we continue to believe there is a high degree of uncertainty around future pricing moves, compounding that uncertainty is the elevated churn we are currently experiencing. We have aggressive plans in place to bring churn down. We cannot predict with accuracy how quickly we’ll achieve our desired results. Therefore while we are getting some additional clarity, we still do not have the level of confidence to publicly disclose a reasonable range at this time. But as we continue to stabilize our customer base we get closer to a point of being able to reinstitute our past practices.

And now let me turn the call over to Steve Campbell.

Steve Campbell

Thank you Ken and good morning. As stated in today’s press release the year-to-year comparability of our first quarter financial statements is impacted by two significant transactions that occurred in 2013, the deconsolidation of the New York 1 and 2 partnerships in April and the divestiture of the St. Louis, Chicago and other mid-western markets in May. Given the timing of those transactions we will have one more additional quarter the second quarter of this year for which the year-to-year comparability of our reported results will be a challenge.

To facilitate your understanding of our business performance for the first quarter, we’re including in today’s presentation comparative operating and financial results for the core markets where we’re now focused. The majority of my comments will be related to these core market results.

So beginning with customer results, shown on slide 10. In the core markets, postpaid gross additions for the first quarter of 2014 were 197,000 an increase of 21,000 or 12% compared to a year ago. Postpaid churn for the quarter was 2.3% up from 1.6% last year resulting in a postpaid net loss of 93,000 customers for the quarter. I’ll talk more about postpaid churn in a minute.

Prepaid net additions were 13,000 down from 31,000 last year and the decline here resulted from lower net additions in the national retail channel. For retail customers in total there was a net loss of 80,000 customers this year compared to a net loss of 2,000 last year.

Now I want to say a few more words about postpaid churn in the core markets. Although it’s hard to see in the reported numbers, which showed churn increasing both sequentially and year-over-year, the fact is that we’re making good progress. The chart on slide 11 shows the trends in both voluntary churn and involuntary churn over the period beginning in January of last year through April 25th of this year.

As Ken said earlier, what we experienced in the first quarter was something of a shift from voluntary churn, customers leaving us on their own accord to involuntary churn, customers we are shutting off for billing their bills. As this chart shows, voluntary churn appears to have peaked in the fourth quarter and although it’s still higher than we want, it is trended lower since that time.

On the other hand, involuntary churn as expected and discussed on our last call, spiked up in the first couple of months of the first quarter, as we return to enforcing our normal collection practices and began to catch up on the non-paying customers. However, just as with the voluntary churn, we believe that we’ve now worked through the majority of the collections backlog and have begun to see involuntary churn steadily decline from its peak in February.

Slide 12, shows the trends in Smartphone sales and penetration in the core markets. During the first quarter we sold 467,000 Smartphones which represented 73% of total devices sold. A year ago, Smartphones were 62% of the total units sold. Smartphone penetration increased to 53% of our postpaid subscriber base, up from 43% a year ago. So we still have a substantial number of postpaid customers with basic problems which provides us with a good opportunity to upgrade these customers to Smartphones and drive additional data usage revenues.

We’re also seeing good progress in the adoption of 4G technology. In the first quarter, 4G Smartphones represented 85% of all Smartphones sold, increasing the percentage of Smartphones on our network that are 4G capable to 82% this is an important point, it means that 82% of our Smartphones are providing our customers with a high speed 4G we have experience on a best in class network.

We expected that the higher Smartphone penetration when combined with our shared connect data plans will allow us to capitalize on the continuing growth in data consumption. The penetration on these plans is now 13% up from 6% at year end and we’re pleased with the results that we’re seeing with respect to the mix of shared data packages being selective by our customers.

These activities are translating in to increased ARPU. As shown on Slide 13, postpaid ARPU grew by 6% year-over-year to $57.59 despite the recently volatile pricing market. But looking at the increase from the fourth quarter, remember that the ARPU for the fourth quarter was impacted by the special reward point’s loyalty bonus that we gave customers in December.

Looking ahead, we believe that there is a high degree of uncertainty about future pricing limits. As we’ve done so far this year, we’ll continue to adjust to the pricing environment to ensure that our customers get not only the best overall experience, but also very competitive value.

Turning now to our financial performance, service revenues in the core markets for the first quarter of 2014 were approximately $854 million down 7 million or less than 1% from last year as the growth in ARPU will offset the impact of the smaller customer base. Both retail service and roaming revenues were relatively flat, whereas other revenues declined by approximately $5 million reflecting lower EPC revenues due to the FCC's phase down of Universal Service Fund report. In a recent announcement with importance for U.S. Cellular, the FCC indicated that it’s open meeting in April that it intends to delay the next step in the previously announced phase down of U.S. apps support which is schedule for July 1st of this year while it completes its work on the phase II mobility fund.

We don’t yet know any of the particulars of the FCC plans, so we can’t predict either how long ago they way will last or how the FCC will structure and administer the mobility fund.

Slide 15 shows additional financial information for the core markets. In summary, adjusted income before income taxes for the first quarter of 2014 was a $115 million down $58 million or 34% from last year. As I mentioned a minute ago, service revenues decreased by about $7 million year-to-year. The other major factor in the year-over-year change was loss on equipment which was $198 million increased 50 million or 33%.

LOE was driven by the continuing shift in mix to sales of Smartphones overall and sales of higher cost 4G devices and of course by industry competition. As a result, the average loss per unit sold increased by 43% from $206 to $295. We expect that equipment pricing will continue to be very aggressive across the industry in the coming months and that our cost will be impacted by the continuing shift in mix to Smartphone overall and to 4G devices. However, we expect to offset the high subsidies through programs such as the device installment plans that we launched in early April.

Slide 16 shows total company, financial performance on an as reported basis and does not reflect the adjustments to the 2013 figures to give effect to the deconsolidation and divestiture transaction.

First quarter’s operating income was impacted by certain costs and expenses related to the divestiture transaction. As shown on Slide 17 the impact was a reduction to income of $6 million consisting largely of $13 million of accelerated depreciation, amortization and accretion related to network assets.

The period for record accelerated depreciation, amortization and accretion ended with the first quarter so this expanse will not be recurring in the future. Continuing on Slide 18, total company consolidated net income was $19.5 million or $0.23 per diluted share versus 4.9 million or $0.06 per share last year.

The effective tax rate was 40.6% in the quarter pretty consistent with last year’s rate of 40.8%. For the quarter, cash flow from operating activities was $64 million down from 224 million last year. This was affected by lower operating income excluding the gains recognized on license sales and exchanges.

Cash use for additions to property, plant and equipment in the quarter was $109 million reflecting significant expenditures related to our 4G LTE network as well as for additional billing system enhanced. Free cash flow for the quarter was negative $46 million. I want to make just a couple of additional comments about U.S. Cellular's balance sheet and financial resources.

The balance sheet is found and we have significant liquidity and financial flexibility together with expected cash flows from operations to meet our anticipated financing needs. Cash collections improved during the first quarter and customer accounts receivable are down nearly $80 million or 20% from the year-end level.

At March 31st cash in short term investments totaled $439 million and we have about 200 to 80 million of unused borrowing capacity under our revolving credit agreement.

And now I will turn the call over to Vicki Villacrez. Vicki.

Vicki Villacrez

Okay. Thank you, Steve. Good morning everyone. On Slide 20 we continue to execute on our strategic priorities at TDS Telecom. During the first quarter we launched two new IPTV fiber markets bringing total TDS TV markets to 13. The integration of Baja has been very productive. We continue to increase broadband penetration and identify synergy opportunities giving us confidence in our overall cable strategy. We are furthering this strategy by our acquisition of BendBroadband which was announced yesterday.

Our hosted and managed services business has been combined under the OneNeck IT solutions brand and we have realigned our sale force in many other operational functions.

If you turn to Slide 21, yesterday’s announcement of our agreement to acquire substantially all of the assets of BendBroadband is another significant step in pursuing our cable growth strategy aimed at creating value for the long term.

This strategy is a natural extension of our core wireline business and built on last year’s investment in Baja Broadband. BendBroadband is a provider of connectivity solutions in central Oregon with 2013 revenues of 70 million and over 79,000 homes past and businesses past serving one of the most desirable and vibrant regions in the U.S.

BendBroadband is a full service communications company with strong market share and penetration rates that exceed industry averages. BendBroadband has consistently invested in technology with fully upgraded DOCSIS 3.0 plant in fiber connectivity which it leverages to serve both residential and commercial customers.

Additionally the acquisition includes a Tier 3 data center which will be operated by our OneNeck leadership team to further grow the sales pipeline and presence in western U.S. and allow us to leverage our reputation as a trusted advisor to businesses and our extensive commercial product portfolio.

We are purchasing substantially all of the assets of BendBroadband for 261 million in cash and believe we can create significant value from the transaction.

If you turn to Slide 22, similar to Baja, these markets have attractive demographics above national average household growth forecast and strong economic development. We believe the markets served by BendBroadband will not face significant fiber competition and therefore we will have the best type to the home in these markets. BendBroadband has high penetration overall than Baja, yet we believe the quality of the services provided will allow us to capture additional market share especially for data.

Given the investments the company has made over the years, we see relatively low capital requirements and similar to Baja, we believe we can create meaningful synergies through marketing many of our current product sets, deploying existing platforms, tools and processes and leveraging central resources and vendor relationships. We are excited about the opportunity to leverage BendBroadband’s talent and expertise to continue to expand and further build our cable operations.

We expect to close in the third quarter of this year and will update guidance at that time.

Now before I cover the results in the quarter, I wanted to call your attention to a change in revenue reporting in the telecom financials. We are now breaking out equipment sales in the related cost of goods sold for the consolidated telecom statement in each segment. Equipment revenues are significant in the HMS segment for which a large component of the business is the sales of technology solutions and hardware.

These sales can be uneven and have significantly lower margins. Segregating equipment sales from services will provide better visibility into the ongoing HMS operations. For the wireline and cable segment, equipment sales are primarily for managed IP equipment and are relatively small.

Moving to the first quarter results on Slide 23, we had a very solid quarter with excellent results from our wireline cost control initiatives as expense reductions more than offset declines in wholesale and regulatory revenues. Cable operations continuing steady growth and HMS producing 8% organic growth in services revenues and equipment sales.

On a consolidated basis, TDS Telecom revenues increased 21% driven from both the Baja cable acquisition and the MSN acquisition. Adjusting for the impacts of these acquisitions, revenues were down 1% year-over-year as organic growth in our HMS business nearly offset the revenue declines in the wireline operations. Adjusted income before income taxes which is essentially operating cash flow for TDS Telecom, grew 26% year-over-year or 14.9 million to 72.6 million in the quarter primarily driven by 9.5 million of increased contribution from the wireline operation and the 5.1 million contribution from the Baja acquisition. Without the effects of acquisitions, the business grew its adjusted income before income taxes 16% or 9.3 million.

Looking at wireline results on Slide 24. Growth in data and IPTV on the residential side and managed IP on the commercial side offset the decline in legacy VOIP services. Wholesale revenues declined 8% primarily as a result of changes in regulatory recovery due to the reform order and lower wholesale rates as well as continued declines in access lines and minutes of use.

However due to cost control initiatives, SG&A declined 19% or 10.9 million and cost of services declined 3% or 2 million from the same period last year. As a result, operating cash flow margins improved 600 basis points which drove a 17% increase in adjusted income before income taxes. This is the fourth consecutive quarter in which the wireline reported growth and adjusted income before income taxes as the entire organization continues to stay focused on cost improvement initiatives.

In the quarter, despite a very high ILEC residential broadband penetration of almost 70% we added 2,400 broadband net ads. This growth was driven by Triple Play sales and IPTV markets as well as new data services launched in our stimulus markets. We are nearly complete on our broadband stimulus projects providing service in 37 of the 44 markets.

As shown on Slide 25, residential broadband customers are increasingly choosing higher speeds in our ILEC with 36% choosing speed of 10 megabytes or greater which is up from 29% last year driving increases in average revenue per connection. As previously mentioned, we launched two new IPTV markets during the quarter. We’ve been very pleased with the overall IPTV uptake in ARPU results to-date. IPTV connections grew over 75% adding 6,900 subscribers compared to the prior period.

In our newer fiber markets we are offering up to 300 megabit data speeds. 97% of our IPTV customers are taking a Tripe Play bundle. In the table on the right, average revenue per residential connection increased 2% primarily reflecting increases from the IPTV rollout and price increases for data services.

On the next page, our commercial voice and data communication solution managed IP increased connections 27% year-over-year resulting in commercial revenue growth of 1.5%. As you look at the cable segments on Slide 27, these results reflects Baja's second full quarter operations which was acquired on August 1st 2013. We are pleased with the results to-date. In the eight months we’ve owned Baja, we’ve seen annualized growth exceeding 10% in both voice and broadband connections more than offsetting the decline in video connections.

Additionally, we've seen household growth in the market of 3%. As a result of the customer growth, revenues increased to 22.5 million from 21.5 million in the fourth quarter, that’s in the fourth quarter of 2014. Expenses include one-time cost associated with cost reductions, resulting in adjusted income before income taxes of 5.1 million which is on plan.

Turning to the HMS segment on Slide 28, we are pleased with the 8% organic growth in our services revenue which includes colocation, cloud, application management and managed hosting services. Organic growth in equipment revenues also increased 8% in the quarter, the acquisition of MSN, our Denver-based solutions provider acquired on October 4th 2013 increased revenues by 25 million and expenses by 24 million.

As Slide 29 shows, 2014 guidance is unchanged from our year-end call. As a reminder, we will update 2014 guidance for the BendBroadband acquisition when it closes. I’d like to close by reiterating how confident we are in the portfolio of companies we are operating today at TDS Telecom. We believe our wireline business can generate consistent cash flow and provide expertise in infrastructure to build our cable business.

We are thrilled to be adding BendBroadband to our family of companies. We look forward to continuing to grow BendBroadband business and executing on our strategy to expand our cable operations. Our HMS segment is positioned to capitalize on the successful integration of the five companies we have acquired to generate strong revenue growth and increasing profitability.

I will not turn the call back over to Jane.

Jane McCahon

Thanks, Vicki. Kevin we’re ready for questions now.

QUESTION AND ANSWERS

Operator

(Operator Instructions) Our first question today is coming from Simon Flannery from Morgan Stanley. Please proceed with your question.

Dan Rodriguez - Morgan Stanley

Hi, this is Dan Rodriguez for Simon Flannery. Just had a quick question around the iPhone, can you give some additional color around the impact to underlying trends such as churn, gross ads, and what are you seeing on ARPU as well? Thank you.

Ken Meyers

Hi, Dan, it’s Ken Meyers here. I am not going to break out ARPU by phone or churn by phone but what I will tell you is that, that it was one of the components that has significantly both changed the churn profile as I said. About this time a year ago before we introduced it a device selection was the second biggest reason given when we were doing our churn analysis and that has fallen all by 75% over the last year and that along with the other 4G LTE devices that we’ve added to the portfolio, all the different smartphones that are out there, clearly the drivers are now the 6% year-over-year increase in ARPU. So we’re very happy with its position in the portfolio it’s about 30% of our smartphone ads right now and that’s a very nice place for it to fit, neither so big nor significant just one of quite a few very good products in that area.

Operator

Thank you. Our next question today is coming from Phil Cusick from JPMorgan. Please proceed with your question.

Phil Cusick - JPMorgan

I guess two things, first on the Bend deal, can you tell us if that was a competitive deal? And is it reasonable to assume sort of 30% to 40% margin given the penetration in the business mix, pre-synergies?

Douglas Shuma

Yes, Phil this is Doug, on the Bend deal. Yes it was competitive and it’s reasonable to some 30% to 40%.

Phil Cusick – JPMorgan

And then whether there should be the same level of synergies over and above that?

Douglas Shuma

Yes.

Phil Cusick – JPMorgan

Great. And then on the churn side I love that slide 11, and is it fair to say that churn continues down from here?

Douglas Shuma

That is the expectation, that’s what everybody is absolutely working on and if we continue to bring that down along with the very nice uptake we’ve seen in gross add, that’s the formula to change the trajectory on customer growth.

Phil Cusick – JPMorgan

If you look at the involuntary churn, at what point do you feel like you’re through that cutting people off who aren’t paying bills, is 2Q more or less the end of that?

Douglas Shuma

Yes, pretty much the stuff that we’ve looked at is about the end of it.

Phil Cusick – JPMorgan

And if it weren’t for that high end voluntary churn, would ads have been positive this quarter?

Douglas Shuma

I didn’t do the math Phil, I'll have to take a look at it, I don't want to speculate.

Phil Cusick – JPMorgan

And last I guess, what are you seeing in terms of competitive pressure, there's a lot of pricing actions out there. That gross add trajectory seems very good, but are you starting to see any weakness there given the overall competitive environment?

Douglas Shuma

You’re right it’s very competitive. And in fact what we saw was we started off the year hot and we actually pulled back some promotional activity in March to really see how hungry was the market, how much is -- is it promotional and the answer is, it's all promotional. We pulled back and as I said, we were really -- we’re above the 12% January and February, were 12% for the quarter after a slower March. Going forward, what we said is we will make sure that we stay competitive with our pricing and promotions. But what you’ve got going on right now as you’ve got a unique market where the actual switch or pull looks to have opened up more, so we’re going to be active in it.

Operator

Thank you. (Operator Instructions). Our next question today is coming from Sergey Dluzhevskiy from Gabelli & Company. Please proceed with your question.

Sergey Dluzhevskiy - Gabelli & Company

Couple of questions, if I could. First one for Doug on the buyback. You mentioned the basic fee it represents only one months of buyback essentially because of the blackout period. Could you let us know what the average length of the blackout period is and whether it was longer in 1Q and also in general, is this a good level of quarterly buybacks or is it going to be somewhat higher, because I remember last quarter you indicated that your buyback was somewhat modest in this quarter, it was at about the same level.

Douglas Shuma

Yes Sergey, typically when we get to a quarter, we’ll have what’s called a 10b5 in place, it allows us to continue to purchase through the blackout that was not in place at year-end for various reasons. So typically we’ll buy throughout a quarter. As far as what we can expect in the future, we’re going to continue to be in the market at the right times, I don’t know if I can give you a number as to how much that will be just given, I don’t know what the market conditions are going to be.

Sergey Dluzhevskiy - Gabelli & Company

Was 10b5 not in place because let’s say you were looking at BendBroadband or was there any other like legal reasons that prevented you from?

Douglas Shuma

Yes, I am not going to answer that question, Sergey.

Sergey Dluzhevskiy - Gabelli & Company

One question for Ken on the wireless side. Could you share your thoughts and expectations for the upcoming AWS3 and the broadcast spectrum auctions particularly in light of [indiscernible] recent proposal of a two phased broadcast spectrum auction where sound spectrum is going to be reserved for players for this low band spectrum holdings. And also given your current holdings and network roadmap, which spectrum do you think is a better fit for you?

Ken Meyers

Good morning Sergey, complex question. We tried at couple of different levels. One, I fully anticipate that we will be at both auctions. What exactly the outcome will be is a function of structure which quite frankly is still moving. It was a pretty thoughtful proposal that went out there, because a lot of people got a lot of different orders in the water on this one. And I think they is still movement on it.

So it’s really difficult right now, while the rules are still evolving to have any specificity around exactly what we’re playing how -- much like other auctions. Certain part of this is definitely a make versus buy decision. It’s about how do we deliver to meet the future demands on our markets. Some cases we can do it with network assets, as opposed to spectrum. At the right price the spectrum assets may be a more effective delivery mechanism. So right now, I can’t give you much more than that. Yes, we like the combination of having low band spectrum and high band in each market in order to aggregate those going forward and get the most out of the speed. But -- and we've a lot of progress in that area, that’s about as far as we can go right now.

Sergey Dluzhevskiy - Gabelli & Company

Okay. And I have a couple of quick questions for Vicki. First on the BendBroadband side, part of the business is essentially a datacenter business and also there is a broadcast business as well. Could you share with us what percentage of revenues is from datacenter services or from non-cable services out of those 70 million?

Vicki Villacrez

Yes, so, yes, the purchase price did include value for datacenter and cable advertising and broadband business. But cable is the majority of it. We’re not breaking out the components of that at this time.

Sergey Dluzhevskiy - Gabelli & Company

Okay. And on the HMS side obviously, you broke out equipment revenues and expenses starting from this quarter to highlight service component. But still even if you look at the service, as the margins are probably still below the levels you would like them to be. Could you talk a little bit at what point do you think, there’s going be inflection point in margins on HMS? And what are the steps that you are taking to improve those margins over time?

Vicki Villacrez

Okay. Good question. As you know we’ve been -- we’ve acquired our five companies. We have rebranded under one banner, OneNeck IT solution. And we’ve been in the process of integrating the five companies and working to achieve synergies both from a topline and an expense standpoint. I do expect profitability to improve over the latter half of the year. And we’re looking to grow that substantially from where we’re at now. And we are looking for higher margins in our service revenue as we achieve these synergies.

Operator

Thank you. Our next question today is coming from Ric Prentiss from Raymond James. Please proceed with your question.

Ric Prentiss - Raymond James

Thanks guys, I apologize it’s been a busy earnings day. I have a couple of questions for you. Ken, first, I appreciate the color on the churn chart, I agree with Phil, that’s very important chart that you’re watching and we are. Were there any tablet sales in the quarter? Because obviously as we watched all the other carriers in the market report a lot of carriers relied on tablets to get the positive ads. Do you have tablets in your mix and what do you think the future of tablets might be for you?

Ken Meyers

We do have tablets in the mix; quite frankly they are relative small part of our business right now. That’s because they really got introduced late in the fourth quarter with the iPad, but that was very constrained in terms of inventories. If I think about it, we have kind of have measured it in the thousands of units, single digit.

Ric Prentiss - Raymond James

Okay. What are the other macro trends in the industry, you guys have launched it now the device installment plans. What have you seen in the first several weeks, I know it’s early, but when you listen to the other carriers out there, I think they are quite shocked with their initial thought of how much people would go to the equipment plans and how much they've seen a few months later, so may be just an early indicator to what you’re seeing and is it kind of surprising so far?

Ken Meyers

Ric, I really hate -- two weeks into the company, I’m trying to draw a lot of lines off of it. The way that we’re approaching it is we think of ourselves, on a distribution side as being a retailer and making sure that we’ve got all the different products, consumer wants. And then work with them to make sure they get the right product. So we will continue with the subsidized model and we’re offering the device financing at the same time. And we get to the second quarter, we’ll have three months of data that we can really talk about, I mean there’s nothing that I see that is worrisome at this point in time, it's just too early to try to try to give you whole bunch of caller at it.

Ric Prentiss - Raymond James

And just to help us think through it going forward, I kind of think it's one of the more complicated accounting issues we have [indiscernible] faced. How should we think about modeling this going forward? It’s helping most people the EBITDA because of the delay, you get the revenue here, but you don’t have the subsidy, maybe I am just sorry, but it seems pretty complicated.

Ken Meyers

Ric it is pretty complicated and as we’re working though our close for April, we’re trying to nail down all the specifics with our auditors to make sure we’re on the line. But the current expectation is that on a 24 month device installment contract that we would recognize about half of that or about 12 months of revenue upfront, along with an estimate of a trade-in value if a customer elects to trade-in program. Of course you’ve got on the cost side, the full cost on the device at that time.

Ric Prentiss - Raymond James

Great. And how -- I guess one of the things we get a lot of questions on is, how are carriers going to get smart on trade-in value assumptions, uncollectable assumptions. There is a lot of moving pieces in becoming the financier of equipment; it helps EBITDA, stresses cash from a working capital standpoint. Have you guys got enough intel do you think on trade-in value allowance et cetera?

Ken Meyers

Well I think going in we will obviously make estimates around all that. My expectation is that our estimates will be conservative and that we will actively manage the risk on both sides of it. But that little question right there, right that’s the big issue, 12 months from now that we’re going to see a lot more visibility too and we will wind up probably taking a little bit more of that cost upfront so to make sure that we don’t the surprise on the back end but that’s one of the things the finance team's got to manage going forward.

Ric Prentiss - Raymond James

And a quick question on the auctions. What is your understanding as far as when you would be "applying to participate"? You mentioned you anticipate participating rules are kind of in influx. But when do you anticipate you would turn in I guess an application we’re going to participate in AWS 3 and when would you turn in an application for the broadcast center. Are there firm updates to kind of see when those are?

Ken Meyers

I’ll give you my estimate, and the first which is summer for AWS and I am not going to make an estimate on the other ones because I think there are not only questions around the complexity of that auction and everything else but there is also an increasingly crowded, really sounds like an increasingly crowded regulatory agenda that’s getting built. And how well that stuff moves over the next couple of months is anybody’s guess.

Ric Prentiss - Raymond James

Sounds like some good progress on the operational front, so look forward to seeing as you move forward. Thanks.

Operator

Thank you. We have reached the end of our question-and-session. I would like to turn the floor back over to management at this time.

Jane McCahon

I would like to thank everybody for their participation today and please call us with any follow up questions. Have a good one.

Operator

Thank you. That does conclude today’s teleconference. You may disconnect your lines at this time. And have a wonderful day. We thank you for your participation today.